Exhibit 10.4

Cash Compensation Agreement (Director 2026)

This Cash Compensation Agreement (this “Agreement”), made effective as of the [     ] day of [      ], 20[   ] (the “Date of Award”), between Pyxus International, Inc., a Virginia corporation (the “Company”), and [                    ] (the “Participant”), is made in lieu of an award of restricted stock units under the Pyxus International, Inc. Amended and Restated 2020 Incentive Plan (the “Plan”), a copy of which has been made available to the Participant. All terms used herein that are defined in the Plan have the same meaning given them in the Plan.

1.    Award of Cash Compensation. The Company agrees to pay to the Participant [__________] subject to the terms and conditions, including the vesting requirements, set forth in this Agreement (the “Cash Compensation”).

2.    Terms and Conditions.

a.    Time-based Vesting. The Participant’s right to receive the Cash Compensation shall be earned for vesting, and subject to the satisfaction of the Liquidity Event (as defined below) shall vest and become non-forfeitable, so long as the Participant remains a member of the Board of Directors of the Company until the earlier of the first anniversary of the Date of Award or the commencement of the annual meeting of shareholders of the Company to be held in the calendar year following the Date of Award (such earlier date being referred to as the “Required Service Date”); provided that, in the event the Participant ceases to serve as a member of the Board of Directors of the Company prior the Required Service Date, the Participant’s interest in the Cash Compensation shall be deemed earned for vesting in a prorated amount based on the number of days elapsed from the Date of Award until the date of the Participant’s cessation of service as a member of the Company’s Board of Directors compared to an assumed duration of the period from the Date of Award to the Required Service Date of 365 days. Any amount of the Cash Compensation that has not been earned for vesting in accordance with the preceding sentence of this paragraph 2(a) shall be forfeited, and the Participant shall have no further rights with respect to such amount of Cash Compensation, upon the cessation of the Participant’s service on the Board of Directors of the Company, other than with respect to any amount of the Cash Compensation as may be determined by the Committee in its sole and absolute discretion not to be so forfeited.

b.    Liquidity Event. Notwithstanding the provisions of paragraph 2(a) hereof with respect to the satisfaction of vesting criteria based on the Participant’s continuous service as a member of the Company’s Board of Directors from the Date of Award, the Participant’s right to receive the Cash Compensation shall not otherwise vest unless and until the earlier of (i) March 31, 2031, (ii) an event qualifying as a Change in Control under Section 1.05(b) of the Plan, or (iii) an event qualifying as a Change in Control under Section 1.05(c) of the Plan; provided that any such event set forth in subclause (ii) or (iii) herein qualifies as a “change in control event” within the meaning of Code Section 409A (as defined below). The condition to vesting set forth in this paragraph 2(b) is referred to as the “Liquidity Event”. The amount of the Cash Compensation earned for vesting pursuant to paragraph 2(a) prior to the satisfaction of the Liquidity Event shall vest upon the satisfaction of the Liquidity Event, and amount of the Cash Compensation earned for vesting pursuant to paragraph 2(a) following the satisfaction of the Liquidity Event shall vest upon the date such Cash Compensation is earned for vesting pursuant to paragraph 2(a).

c.    Settlement. If the Participant vests in the right to receive the Cash Compensation, the Cash Compensation shall be settled by the Company in cash in accordance with this paragraph. As soon as practicable after the Cash Compensation vests, but in any event no later than December 31 in the calendar year in which the right to payment of the Cash Compensation vests, the Company will pay to the Participant cash in an amount equal to the Cash Compensation that has vested as of the Liquidity Event.

3.    Assignability. This Agreement, including any interests hereunder, shall not be transferable or assignable, except by the Participant’s will or by the laws of descent and distribution, or to the Participant’s employer or any funds or investment accounts advised by the Participant’s employer.

4.    Compliance with Section 409A of the Code.

a.    This Agreement shall at all times be construed in a manner to comply with Section 409A of the Internal Revenue Code (“Code Section 409A”), including, if applicable, compliance with any exemptions from Code Section 409A.

b.    The parties intend that all amounts realized by or payable to Participant or any other party pursuant to this Agreement will qualify as short-term deferrals within the meaning of Treas. Reg. § 1.409A-1(b)(4) and will not be treated as “deferred compensation” for purposes of Code Section 409A.

c.    In no event shall any payment required to be made pursuant to this Agreement that is considered deferred compensation within the meaning of Code Section 409A (and is not otherwise exempt from the provisions thereof) be accelerated or delayed in violation of Code Section 409A.

d.    The Company and its Affiliates do not represent or guarantee to any Participant that any particular federal or state income, payroll or other tax treatment will result from the Participant’s participation in the Plan. The Participant is solely responsible for the proper tax reporting and timely payment of any income tax or interest for which the Participant is liable as a result of this Agreement and the Participant’s participation in the Plan.

5.    Governing Law. This Agreement shall be governed by the laws of the Commonwealth of Virginia.

6.    Binding Effect. Subject to the limitations stated above and in the Plan, this Agreement shall be binding upon and inure to the benefit of the legatees, distributees, personal representatives, successors and assigns of the Participant and the successors of the Company.

7.    Severability. If any provision of this Agreement should for any reason be declared invalid or unenforceable by a court of competent jurisdiction, then this Agreement and the grant of Cash Compensation hereunder shall be deemed invalid and unenforceable in its entirety due to failure of consideration.
IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by a duly authorized officer, and Participant has affixed his or her signature hereto.
                         PYXUS INTERNATIONAL, INC
By: _________________________________

Participant: _____________________________
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